Sound Financial Bancorp, Inc. Reports Net Income of $1.5 million for
Third Quarter 2019
Board Declares Quarterly Cash Dividend of $0.14 per share

Seattle, Wash., October 25, 2019 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.5 million for the quarter ended September 30, 2019, or diluted earnings per share of $0.60, as compared to net income of $1.8 million, or diluted earnings per share of $0.71 for the quarter ended June 30, 2019 and $1.8 million or diluted earnings per share of $0.71 for the quarter ended September 30, 2018.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on November 21, 2019 to stockholders of record as of the close of business on November 7, 2019.

"This quarter we were able to achieve significant loan growth, particularly in our higher yielding commercial and multifamily loan portfolio," said Laurie Stewart, President and CEO of the Company and the Bank. "We also continued our focus on deposit growth which allowed us to reduce our reliance on higher cost borrowings," concluded Ms. Stewart.

Highlights for the quarter ended September 30, 2019 include:

•	Loans held-for-portfolio increased 8.4% to $612.9 million at September 30, 2019, from $565.4 million at June 30, 2019 and decreased $4.3 million or 0.7% from $617.2 million at September 30, 2018;

•
Total deposits increased 5.2% to $609.6 million at September 30, 2019, from $579.5 million at June 30, 2019 and increased 12.9% from $539.8 million at September 30, 2018. Non-interest bearing deposits increased $7.0 million or 7.2% compared to June 30, 2019 and increased $3.2 million, or 3.2% compared to September 30, 2018;

•
Total borrowings decreased $3.8 million, or 23.4% to $12.5 million at September 30, 2019, from $16.3 million at June 30, 2019, and decreased $84.1 million, or 87.1% from $96.5 million at September 30, 2018;

•	Total assets increased 4.3% to $715.3 million at September 30, 2019, from $686.0 million at June 30, 2019 and remained unchanged from September 30, 2018;

•
Net interest income increased 2.4% to $6.5 million during the quarter ended September 30, 2019, from $6.4 million during the quarter ended June 30, 2019 and decreased 5.1%, from $6.9 million during the quarter ended September 30, 2018;

•	Net interest margin ("NIM") was 3.95% for the quarter ended September 30, 2019, compared to 3.97% for the quarter ended June 30, 2019 and 4.07% for the quarter ended September 30, 2018; and

•
Provision for loan losses was $250,000 for the quarter ended September 30, 2019, compared to a recapture from the allowance for loan losses of $200,000 for the quarter ended June 30, 2019 and a provision for loan losses of $250,000 for the quarter ended September 30, 2018.

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at September 30, 2019.

Operating Results

Net interest income increased $153,000, or 2.4%, to $6.5 million during the quarter ended September 30, 2019, compared to $6.4 million during the quarter ended June 30, 2019 and decreased $350,000, or 5.1%, from $6.9 million during the quarter ended September 30, 2018. The increase from the prior quarter was primarily a result of both higher average loan balances and loan yields, combined with lower borrowing costs in the third quarter of 2019, partially offset by higher interest expense paid on deposits. The decrease from the same period a year ago was primarily a result of lower average loan balances, combined with higher interest expense.

Interest income increased $205,000, or 2.5%, to $8.4 million during the quarter ended September 30, 2019, compared to $8.2 million during the quarter ended June 30, 2019, and increased $167,000, or 2.0%, compared to $8.3 million during the quarter ended September 30, 2018. Interest income on loans increased $248,000, or 3.2%, to $8.1 million during the quarter ended September 30, 2019, compared to $7.8 million for the quarter ended June 30, 2019, and increased $164,000, or 2.1%, compared to $7.9 million for the quarter ended September 30, 2018. The increase from the prior quarter-end was primarily due to higher average loan balances and slightly higher average loan yields, partially offset by lower interest income on investments. The increase from the prior year was due to higher average loan yields. The average loans held-for-portfolio balance was $585.8 million for the quarter ended September 30, 2019, compared to $575.9 million for the quarter ended June 30, 2019, and $604.9 million for quarter ended September 30, 2018. The average yield on loans held-for-portfolio was 5.45% for the quarter ended September 30, 2019, up 2 basis points from 5.43% for the quarter ended June 30, 2019 and up 27 basis points from 5.18% for the quarter ended September 30, 2018. Interest income on the investment portfolio decreased $43,000, or 10.1% from the quarter ended June 30, 2019, and increased $3,000, or 0.8%, from the quarter ended September 30, 2018.

Interest expense increased $52,000, or 2.8%, to $1.9 million for the quarter ended September 30, 2019, compared to $1.9 million for the quarter ended June 30, 2019 and increased $517,000, or 36.6%, compared to $1.4 million for the quarter ended September 30, 2018. The increase from the prior quarter and a year ago same period was as a result of both a higher weighted-average cost and balance of deposits, partially offset by a decrease in the average balance of FHLB borrowings. The weighted average cost of deposits increased to 1.22% for the quarter ended September 30, 2019, up eight basis points from 1.14% for the quarter ended June 30, 2019. The average deposit balance was $594.4 million for the quarter ended September 30, 2019, compared to $569.8 million for the quarter ended June 30, 2019.

The interest expense increase from the comparable period a year ago was due primarily to an increases in both the average balance and cost of deposits, partially offset by decrease in interest expense paid on borrowings as a result of a lower average balance. Interest expense on deposits increased $856,000, or 87.9%, to $1.8 million for the quarter ended September 30, 2019, compared to $974,000 a year ago, driven primarily by an increase of $54.7 million, or 12.4% in the average balance of interest-bearing deposits. The weighted average cost of deposits increased to 1.22% for the quarter ended September 30, 2019, up 51 basis points from 0.71% for the quarter ended September 30, 2018. Interest expense on FHLB borrowings decreased $339,000, or 77.2%, to $100,000 for the quarter ended September 30, 2019, compared to a year ago, due to a $71.3 million, or 89.3% decrease in the average balance of FHLB borrowings to $8.5 million, from $79.8 million at September 30, 2018. The average rate paid on FHLB borrowings increased to 4.66% for the quarter ended September 30, 2019, compared to 2.18% for the quarter ended September 30, 2018.

Net interest margin decreased to 3.95% for the quarter ended September 30, 2019, compared to 3.97% for the quarter ended June 30, 2019 and 4.07% for the quarter ended September 30, 2018. The decreases from the prior quarter-end and a year ago period were primarily due to higher funding costs as interest rates paid on interest-bearing liabilities increased more rapidly than yields earned on interest-earning assets.

We recorded a provision for loan losses of $250,000 for the quarter ended September 30, 2019, compared to a recapture from the allowance for loan losses of $200,000 for the quarter ended June 30, 2019 and provision for loan losses of $250,000 for the quarter ended September 30, 2018. The provision in the current quarter was primarily a result of the higher balance in loans held-for-portfolio.

Noninterest income increased $243,000, or 25.3%, to $1.2 million for the quarter ended September 30, 2019, compared to $1.0 million for the quarter ended June 30, 2019 and decreased $332,000, or 21.6%, from $1.5 million for the quarter ended September 30, 2018. The increase from the sequential quarter was primarily a result of an increase in gain on sale of loans of $132,000 during the quarter, combined with a $72,000 decrease in the mark-to-market adjustment on fair value of mortgage servicing rights. The decrease in the noninterest income from the same period a year ago was primarily due to one-time proceeds of $490,000 recognized in other income from the gain on the sale of Visa B Shares during the quarter ended September 30, 2018, partially offset by a $170,000 decrease in the mark-to-market adjustment on fair value of mortgage servicing rights and a $71,000 increase in the net gain on sale of loans.

Noninterest expense increased $288,000, or 5.5%, to $5.5 million for the quarter ended September 30, 2019, compared to $5.2 million for the quarter ended June 30, 2019 and decreased $350,000, or 6.0%, from $5.9 million for the quarter ended September 30, 2018. The increase from the quarter ended June 30, 2019 was primarily a result of salaries and benefits expense increasing $421,000 due to a one-time write-down of sick and paid time off accrual during the second quarter of 2019 and higher commissions during the third quarter of 2019 as a result of higher loan originations, partially offset by a $164,000 decrease in regulatory assessments expense for small bank credit awarded by the Federal Deposit Insurance Corporation("FDIC") recognized during the quarter ended September 30, 2019.

The $350,000 decrease in noninterest expense compared to the quarter ended September 30, 2018 was primarily due to a decrease of $252,000 in salaries and benefits resulting from lower commissions paid during the third quarter of 2019 as a result of lower loan originations, combined with a decrease of $185,000 in regulatory assessments expense due to the FDIC small bank credit mentioned above. The decreases were partially offset by a $134,000 increase in data processing expense.

The efficiency ratio for the quarter ended September 30, 2019 was 71.57%, compared to 71.50% for the quarter ended June 30, 2019 and 69.92% for the quarter ended September 30, 2018. The increase in the efficiency ratio compared to the quarter ended June 30, 2019 and a year ago period was primarily due to higher interest expense on deposits.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at September 30, 2019 were $715.3 million, compared to $686.0 million at June 30, 2019 and $715.3 million at September 30, 2018. The increase in assets from the sequential quarter-end was primarily due to a higher balances of both loans held-for-portfolio and loans held-for-sale, partially offset by a decrease in FHLB stock and a decrease in cash and cash equivalents. FHLB stock decreased $152,000 to $1.4 million at September 30, 2019, from $1.5 million at June 30, 2019 and decreased $3.3 million, from $4.6 million at September 30, 2018, as a result of reduced borrowing needs due to deposit growth.

Cash and cash equivalents decreased $21.5 million, or 26.8%, to $58.9 million at September 30, 2019, compared to $80.4 million at June 30, 2019 and decreased $3.4 million, or 5.5%, compared to $62.3 million at September 30, 2018. The decrease from the prior quarter-end and one year ago, combined with our deposit growth was primarily utilized to fund higher loan originations, purchases of investment securities and reduce FHLB borrowings during the quarter.

Investment securities available for sale totaled $7.8 million at September 30, 2019, compared to $5.0 million at June 30, 2019 and September 30, 2018 both, respectively. The increase from the prior quarter-end and one year ago was a result of investment securities purchased during the quarter.

Loans held-for-portfolio increased to $612.9 million at September 30, 2019, compared to $565.4 million at June 30, 2019 and decreased from $617.2 million at September 30, 2018. The largest increases in the loan portfolio compared to the prior quarter were in commercial and multifamily real estate, construction and land, one-to-four family and home equity loan portfolios. The commercial and multifamily real estate increased $28.3 million, or 12.5%, to $254.6 million compared to the prior quarter. The construction and land portfolio increased $5.6 million, or 8.0%, to $75.8 million compared to the prior quarter. The one-to-four family loan portfolio increased $6.5 million, or 4.5%, to $152.1 million and the home equity loan portfolio increased $3.8 million, or 16.3%, to $26.9 million. The largest decreases in loan portfolio compared to the year ago quarter were in the one-to-four family, loan portfolio, which decreased $18.4 million, or 10.8%, to $152.1 million, the commercial business loans portfolio, which decreased $2.8 million, or 7.0%, to $36.9 million and the home equity loan portfolio, which decreased $1.7 million, or 5.9%, to $26.9 million. These year-over-year decreases were partially offset by increases in the construction and land loan portfolio, which increased $15.0 million, or 24.6%, to $75.8 million, and the consumer loan portfolio, which increased $2.8 million, or 4.3%, to $68.7 million, with the largest increase in consumer loans coming from other consumer loans, which increased $2.8 million, or 54.9%, to $7.8 million. At September 30, 2019, commercial and multifamily real estate loans accounted for approximately 41.4% of total loans and one-to-four family loans, including home equity loans accounted for approximately 29.1% of total loans and consumer loans, consisting of manufactured homes, floating homes, and other consumer loans accounted for approximately 11.2% of total loans. Construction and land loans accounted for approximately 12.3% of total loans and commercial business loans accounted for approximately 6.0% of total loans at September 30, 2019.

Deposits increased $30.1 million, or 5.2%, to $609.6 million at September 30, 2019, compared to $579.5 million at June 30, 2019 and increased $69.8 million, or 12.9%, compared to $539.8 million at September 30, 2018. The increase in deposits compared to the prior quarter was due primarily to increases in all deposit products. The increase in deposits compared to a year ago was due primarily to increases in certificates of deposit, savings and non-interest bearing deposits, partially offset by decreases in interest bearing demand deposits. We continue our efforts to increase non-interest bearing deposits, which increased $7.0 million, or 7.2% from $96.2 million at June 30, 2019, and increased $3.2 million, or 3.2%, from $99.9 million at September 30, 2018. FHLB borrowings decreased to $12.5 million at September 30, 2019, compared to $16.3 million at June 30, 2019 and $96.5 million at September 30, 2018 as we utilized our increase in deposits for funding needs.

Nonperforming assets ("NPAs"), which are comprised of non-accrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets increased $400,000 or 9.7% to $4.5 million at September 30, 2019, from $4.1 million at June 30, 2019 and increased $1.4 million or 44.8% from $3.1 million at September 30, 2018. NPAs to total assets were 0.63%, 0.60% and 0.44% at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	September 30, 2019		June 30, 2019		September 30, 2018
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$2,075	46.1%	$980	23.9%	$869	27.9%
Home equity loans	487	10.8	557	13.6	384	12.3
Commercial and multifamily	353	7.8	649	15.8	539	17.3
Construction and land	80	1.8	82	2.0	76	2.4
Manufactured homes	271	6.0	240	5.8	223	7.2
Commercial business	170	3.8	528	12.9	417	13.4
Other consumer	—	—	—	—	4	0.1
Total nonperforming loans	3,436	76.3	3,036	74.0	2,512	80.7
OREO and Other Repossessed Assets:
One-to-four family	494	11.0	494	12.0	—	—
Commercial and multifamily	575	12.7	575	14.0	600	19.3
Manufactured homes	—	—	—	—	—	—
Total OREO and repossessed assets	1,069	23.7	1,069	26.0	600	19.3
Total nonperforming assets	$4,505	100.0%	$4,105	100.0%	$3,112	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	September 30, 2019	June 30, 2019	September 30, 2018
Allowance for Loan Losses
Balance at beginning of period	$5,370	$5,577	$5,503
Provision (recapture) for loan losses during the period	250	(200)	250
Net (charge-offs) recoveries during the period	(2)	(7)	(5)
Balance at end of period	$5,618	$5,370	$5,748
Allowance for loan losses to total loans	0.91%	0.95%	0.93%
Allowance for loan losses to total nonperforming loans	163.46%	176.88%	228.84%

The increase in the allowance for loan losses at September 30, 2019, compared to the prior quarter recapture from the allowance for loan losses was primarily as a result of increases in the balance of the loans held-for-portfolio. The allowance for loan losses remained unchanged from the same period a year ago of $250,000. Net loan charge-offs during the third quarter of 2019 totaled $2,000 compared to net charge-offs of $7,000 for the quarter ended June 30, 2019 and net charge-offs of $5,000 for the quarter ended September 30, 2018.

The allowance for loan losses to total loans held-for-portfolio decreased to 0.91% for the quarter ended September 30, 2019, compared to 0.95% for the quarter ended June 30, 2019 and 0.93% for the quarter ended September 30, 2018. The allowance for loan losses as a percentage of nonperforming loans decreased to 163.5% at September 30, 2019, compared to 176.9% at June 30, 2019 and 228.8% at September 30, 2018.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	0.88%	1.07%	1.04%	(17.8)%	(15.4)%
Annualized return on average equity	8.11	9.85	10.52	(17.7)	(22.9)
Annualized net interest margin	3.95	3.97	4.07	(0.5)	(2.9)
Annualized efficiency ratio	71.57%	71.50%	69.92%	0.1%	2.4%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.61	$0.72	$0.73	(15.3)%	(16.4)%
Diluted earnings per share	$0.60	$0.71	$0.71	(15.5)	(15.5)
Weighted-average basic shares outstanding	2,526	2,522	2,503	0.2	0.9
Weighted-average diluted shares outstanding	2,578	2,572	2,570	0.2	0.3
Common shares outstanding at period-end	2,568	2,563	2,540	0.2	1.1
Book value per share	$29.60	$29.09	$27.61	1.8%	7.2%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended:
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,441	$8,236	$8,274	2.5%	2.0%
Interest expense	1,930	1,878	1,413	2.8	36.6
Net interest income	6,511	6,358	6,861	2.4	(5.1)
Provision (recapture) for loan losses	250	(200)	250	225	—
Net interest income after provision (recapture) for loan losses	6,261	6,558	6,611	(4.5)	(5.3)
Noninterest income:
Service charges and fee income	512	479	504	6.9	1.6
Earnings on cash surrender value of bank-owned life insurance	81	78	149	3.8	(45.6)
Mortgage servicing income	259	256	282	1.2	(8.2)
Fair value adjustment on mortgage servicing rights	(90)	(162)	(260)	44.4	65.4
Net gain on sale of loans	440	308	369	42.9	19.2
Other income	—	—	490	nm	nm
Total noninterest income	1,202	959	1,534	25.3	(21.6)
Noninterest expense:
Salaries and benefits	3,075	2,654	3,327	15.9	(7.6)
Operations	1,397	1,450	1,355	(3.7)	3.1
Regulatory assessments	(49)	115	136	(142.6)	(136.0)
Occupancy	509	546	588	(6.8)	(13.4)
Data processing	587	460	453	27.6	29.6
Net loss and expenses on OREO and repossessed assets	1	7	11	(85.7)	(90.9)
Total noninterest expense	5,520	5,232	5,870	5.5	(6.0)
Income before provision for income taxes	1,943	2,285	2,275	(15.0)	(14.6)
Provision for income taxes	395	468	445	(15.6)	(11.2)
Net income	$1,548	$1,817	$1,830	(14.8)%	(15.4)%

	Nine Months Ended
	September 30, 2019	September 30, 2018	Year over Year % Change
Interest income	$25,450	$23,838	6.8%
Interest expense	5,591	3,658	52.8
Net interest income	19,859	20,180	(1.6)
(Recapture) provision for loan losses	(150)	500	130.0
Net interest income after provision for loan losses	20,009	19,680	1.7
Noninterest income:
Service charges and fee income	1,437	1,426	0.8
Earnings on cash surrender value of bank-owned life insurance	267	308	(13.3)
Mortgage servicing income	756	828	(8.7)
Fair value adjustment on mortgage servicing rights	(576)	(381)	(51.2)
Net gain on sale of loans	1,283	1,135	13.0
Other income	—	490	nm
Total noninterest income	3,167	3,806	(16.8)
Noninterest expense:
Salaries and benefits	9,369	9,523	(1.6)
Operations	4,481	3,793	18.1
Regulatory assessments	178	328	(45.7)
Occupancy	1,560	1,636	(4.6)
Data processing	1,547	1,367	13.2
Net loss and expenses on OREO and repossessed assets	11	62	(82.3)
Total noninterest expense	17,146	16,709	2.6
Income before provision for income taxes	6,030	6,777	(11.0)
Provision for income taxes	1,221	1,380	(11.5)
Net income	$4,809	$5,397	(10.9)%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$58,873	$80,422	$62,292	(26.8)%	(5.5)%
Available-for-sale securities, at fair value	7,841	4,964	5,011	58.0	56.5
Loans held-for-sale	1,644	738	695	122.8	136.5
Loans held-for-portfolio	612,903	565,351	617,230	8.4	(0.7)
Allowance for loan losses	(5,618)	(5,370)	(5,748)	4.6	(2.3)
Total loans held-for-portfolio, net	607,285	559,981	611,482	8.4	(0.7)
Accrued interest receivable	2,206	2,108	2,204	4.6	0.1
Bank-owned life insurance, net	14,002	13,750	13,304	1.8	5.2
Other real estate owned ("OREO") and other repossessed assets, net	1,069	1,069	600	—	78.2
Mortgage servicing rights, at fair value	3,226	3,205	3,447	0.7	(6.4)
Federal Home Loan Bank ("FHLB") stock, at cost	1,358	1,510	4,634	(10.1)	(70.7)
Premises and equipment, net	6,570	6,683	7,255	(1.7)	(9.4)
Right-of-use assets	7,896	7,883	—	0.2	nm
Other assets	3,349	3,643	4,399	(8.1)	(23.9)
TOTAL ASSETS	$715,319	$685,956	$715,323	4.3	—
LIABILITIES
Interest-bearing deposits	$506,469	$483,310	$439,923	4.8	15.1
Noninterest-bearing deposits	103,152	96,192	99,909	7.2	3.2
Total deposits	609,621	579,502	539,832	5.2	12.9
Borrowings	12,450	16,250	96,500	(23.4)	(87.1)
Accrued interest payable	212	195	93	8.7	128.0
Lease liabilities	8,252	8,226	—	0.3	nm
Other liabilities	7,565	6,549	7,636	15.5	(0.9)
Advance payments from borrowers for taxes and insurance	1,203	669	1,132	79.8	6.3
TOTAL LIABILITIES	639,303	611,391	645,193	4.6	(0.9)
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	26,162	25,926	25,523	0.9	2.5
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(255)	(283)	(369)	(9.9)	(30.9)
Retained earnings	49,899	48,710	44,879	2.4	11.2
Accumulated other comprehensive income, net of tax	185	187	72	(1.1)	156.9
TOTAL STOCKHOLDERS' EQUITY	76,016	74,565	70,130	1.9	8.4
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$715,319	$685,956	$715,323	4.3%	—%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$152,088	$145,593	$170,509	4.5%	(10.8)%
Home equity	26,850	23,095	28,525	16.3	(5.9)
Commercial and multifamily	254,570	226,299	254,050	12.5	0.2
Construction and land	75,846	70,205	60,877	8.0	24.6
Total real estate loans	509,354	465,192	513,961	9.5	(0.9)
Consumer Loans:
Manufactured homes	20,406	20,685	19,448	(1.3)	4.9
Floating homes	40,481	40,247	41,377	0.6	(2.2)
Other consumer	7,785	7,583	5,026	2.7	54.9
Total consumer loans	68,672	68,515	65,851	0.2	4.3
Commercial business loans	36,910	33,509	39,681	10.1	(7.0)
Total loans	614,936	567,216	619,493	8.4	(0.7)
Less:
Deferred fees, net	(2,033)	(1,865)	(2,263)	9.0	(10.2)
Allowance for loan losses	(5,618)	(5,370)	(5,748)	4.6	(2.3)
Total loans held for portfolio, net	$607,285	$559,981	$611,482	8.4%	(0.7)%

DEPOSITS
(Dollars in thousands, unaudited)

	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$103,152	$96,192	$99,909	7.2%	3.2%
Interest-bearing	159,102	151,279	167,259	5.2	(4.9)
Savings	56,560	55,177	51,829	2.5	9.1
Money market	48,323	45,791	47,694	5.5	1.3
Certificates	242,484	231,063	173,141	4.9	40.1
Total deposits	$609,621	$579,502	$539,832	5.2%	12.9%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,501	$2,817	$2,384	(11.2)%	4.9%
Nonperforming TDRs	935	219	128	326.9	630.5
Total nonperforming loans	3,436	3,036	2,512	13.2	36.8
OREO and other repossessed assets	1,069	1,069	600	—	78.2
Total nonperforming assets	$4,505	$4,105	$3,112	9.7	44.8
Net (charge-offs) recoveries during the quarter	(2)	(7)	(5)	71.4	60.0
Provision (recapture) for loan losses during the quarter	250	(200)	250	225.0	—
Allowance for loan losses	5,618	5,370	5,748	4.6	(2.3)
Allowance for loan losses to total loans	0.91%	0.95%	0.93%	(4.2)%	(2.2)
Allowance for loan losses to total nonperforming loans	163.46%	176.88%	228.84%	(7.6)%	(28.6)
Nonperforming loans to total loans	0.56%	0.54%	0.41%	3.7%	36.6
Nonperforming assets to total assets	0.63%	0.60%	0.44%	5.0%	43.2%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended:
	Sept. 30, 2019	Jun. 30, 2019	Sept. 30, 2018	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	100.81%	97.69%	114.47%	3.2%	(11.9)%
Noninterest-bearing deposits to total deposits	16.92%	16.60%	18.47%	1.9%	(8.4)%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$694,641	$683,207	$700,889	1.7%	(0.9)%
Average total equity for the quarter	$75,756	$74,020	$69,562	2.3%	8.9%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305